Exhibit 1A-11

CPA; PARTNERS Richard A. Goldberg. CPA Wes L. Salem, CPA Ma. Lolita Cremat. CPA Michael Selinnet Kwec. CPA Cj CaICPA OFFICE MANAGER Tanya Davis Certified Public Accountants CONSENT OF INDEPENDENT AUDITORS SUBJECT: OPENING NIGHT ENTERPRISES. LLC To Whom It May Concern: CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP consents to the use in the Regulation A+ filing with the Securities of Exchange Commission prepared by Opening Night Enterprises, LLC on June 28, 2017, as it may be amended, of our report dated April 23, 2019, relating to the financials statements of Opening Night Enterprises, LLC for the period ended December 31, 2018. Sincerely, CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP Selamet R. Kwee, CPA Partner San Diego, California June 6. 2019 Camillo Del Rio South I Suite 230 I San Diego, CA 92108-3808 I P (619) 563-0145 I F (619) 563-9584 I www.mgcpa.com